UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2023

TINGO GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35850	27-0016420
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.)

28 West Grand Avenue, Suite 3 Montvale, NJ	07645
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 225-0190

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Trading symbol
Common Stock, par value $0.001 per share	TIO	The NASDAQ Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2023, Darren Mercer, upon his decision to retire, having reached a milestone birthday and to enable him to spend time with his young family, resigned as Chief Executive Officer of Tingo Group, Inc. (the “Registrant”) and as a member of the Registrant’s Board of Directors (“Board”). Mr. Mercer’s decision to resign was not a result of any disagreement with the Company, its management, the Board or any committee thereof on any matter relating to the Company’s operations, policies or practices. The Board wishes Mr. Mercer a happy retirement and thanks him for his years of service to the Company.

Also on September 15, 2023, the Board appointed Dozy Mmobuosi and Kenneth Denos, each as Interim Co-Chief Executive Officer. Mr. Mmobuosi was also appointed to the Board on September 19, 2023.

Mr. Mmobuosi, age 45, is the founder of the Registrant’s two principal operating businesses, Tingo Foods PLC and Tingo Mobile Limited, which he has led the development of over the past 23 years. In 2002 Dozy designed Nigeria's first text-based money transfer platform Mr. Mmobuosi has also acted as an advisor to several large corporations and has extensive business experience in Africa, Europe, Asia, the United States of America and the Middle East. In December 2021, Mr. Mmobuosi launched the Dozy Mmobuosi Foundation, with a focus on promoting the progress of Africa. Mr. Mmobuosi’s contributions to technology and social betterment in Africa have earned him a place on the New African 100 Most Influential Africans of 2022 List. Mr. Mmobuosi holds a BSc in Political Science and an MSc in Economics from Ambrose Alli University in Nigeria, along with a number of honorary degrees. In 2021, he completed the Advanced Management & Leadership Program at Saïd Business School, University of Oxford.

Mr. Denos, age 55, has been a member of the Registrant’s Board since November 30, 2022.Mr. Denos served as Tingo’s Executive Vice President, General Counsel, and Corporate Secretary from September 2021 until December 1, 2022. Since June 2005, Mr. Denos has been an officer and director of Equus Total Return, Inc. (NYSE: EQS), a closed-end fund traded on the New York Stock Exchange, serving as its President and CEO from 2007-09. He is also a founder and principal of Outsize Capital Ltd., an international corporate finance advisory firm based in London, and is the founder and Chairman of Kenneth I. Denos, P.C., a U.S.-based corporate and consumer law firm. Previously, Mr. Denos was the CEO of MCC Global NV, a Frankfurt stock exchange listed investment advisory firm based in London, and also served as a director and executive officer of two London Stock Exchange listed firms, Healthcare Enterprise Group plc and Tersus Energy plc. Mr. Denos has worked in the private equity and advisory industry for virtually his entire career, having served as a principal and/or advisor to private and public companies and funds in the Middle East, Europe, Africa, and North America. He holds a Bachelor of Science degree in Business Finance and Political Science from the University of Utah. He also holds a Master of Business Administration and a Juris Doctor from the University of Utah. We believe that Mr. Denos is well-qualified to serve on the combined board due to his extensive international legal and corporate governance background, as well as his financial services and investment experience.

On September 15, 2023, Robert Benton resigned from the Registrant’s Board of Directors due to other pressing demands on his time relating to his main businesses, which have resulted in him having insufficient time to devote to the Registrant. . Mr. Benton had been appointed to the Board on April 12, 2021. and served on the Registrant’s Audit Committee, Compensation Committee and the Corporate Governance/Nominating Committee.

Further, on September 15, 2023, Jamal (Jamie) Khurshid was appointed as an independent member of the Registrant’s Board of Directors to fill the vacancy on the Board as a result of Mr. Benton’s resignation. Mr. Khurshid brings more than 20 years of investment banking experience with several leading financial institutions including Goldman Sachs, Credit Suisse and Jacobi Asset Management Holdings Limited, together with executive experience in the technology, digital payments and the fintech sectors, most recently as Chief Operating Officer and Director of Caduceus Foundation, a blockchain technology company in Singapore. Previously, he was COO of Droit Financial Technology, an enterprise technology firm, and a co-founder of Digital RFQ, a leading digital payments service. Mr. Khurshid also serves on the Board of Directors for Financial Strategies Acquisition Corp.

As remuneration for his service as a director, Mr. Khurshid will receive the same fees as the Registrant’s other non-executive directors. There is no arrangement or understanding between Mr. Khurshid and any other person pursuant to which he was elected as a director, and except as otherwise described herein, there are no transactions in which Mr. Khurshid has an interest requiring disclosure under Item 404(a) of Regulation S-K.

There are no related-party transactions in which either of the new directors or any of their immediate family members has an interest that would require disclosure under Item 404(a) of Regulation S-K.

A press release announcing the resignation of Mr. Mercer and Mr. Benton and the appointment of Mr. Denos, Mr. Mmobuosi and Mr. Khurshid is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibits.

99.1	Press Release, dated September 18, 2023
99.2	Robert Benton resignation letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tingo Group, Inc.

Date: September 20, 2023	By:	/s/ Kenneth Denos
		Name:	Kenneth Denos
		Title:	Interim Co-CEO

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